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                                CompuTrac, Inc.             Exhibit 11

    COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES

                                                 2000          1999
                                              ---------     ---------
  Net (loss) income                           ($430,222)   $  119,102
                                              =========     =========

  Basic EPS
  ---------
  Three-month period ended April 30:

      Shares issued and outstanding at
        beginning of period                   6,268,315    6,467,197

      Issuance of common stock                   46,980        9,986

      Purchase of treasury shares               (12,700)     (42,698)
                                              ---------     ---------
      Weighted average number of shares
        outstanding                           6,302,595     6,434,485
                                              =========     =========

      Basic earnings per share:

      Net (loss) income                          ($0.07)        $0.02
                                              =========     =========

  Diluted EPS
  -----------
      Shares issued and outstanding at        6,268,315    6,467,197
      beginning of period

      Issuance of common stock                   46,980        9,986

      Purchase of treasury shares               (12,700)     (42,698)

      Common stock equivalents                     -          162,423
                                              ---------     ---------
      Diluted weighted average number of
      shares outstanding                      6,302,595     6,596,908
                                              =========     =========

      Diluted earnings per share:

      Net (loss) income                          ($0.07)        $0.02
                                              =========     =========

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